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The following contains a transcript of a presentation made to employees of Verint Systems Inc. on August 26, 2025 and a copy of the accompanying slides. The presentation was made available for replay on August 27, 2025.

Operator:

Welcome and thank you all for joining Verint’s Global Town Hall. Please note that today’s call is being recorded and all attendees have entered in a listen-only mode. With that, I’d now like to formally begin today’s call and turn it over to Dan Bodner, CEO and Chairman.

Dan Bodner, CEO and Chairman:

Thank you and good morning all Verinteers. I’d like to share with you the exciting news that yesterday we announced an acquisition by Thoma Bravo and today I’d like to explain first what is the strategic rationale behind this announcement. Also, we’ve received many questions since we announced yesterday and I’d like to start and respond to some of these questions. So let’s go to the next slide.

Let’s go to the why. What’s the reason for the acquisition? So as we all know, two years ago, exactly in August 2023, we launched our CX automation platform.

We talked about an open platform with DaVinci AI and data at the core of the platform to automate CX workflows and at the time, this was extremely innovative. Everybody talked about CX and we were differentiated. I’m very happy to report that two years later, we made huge progress with over 50 bots running in the Verint platform.

More than 50% of our revenue of our AR is now derived from solutions with AI. So we feel that we made tremendous progress on our vision and strategy. At the same time, as we all know, the opportunity is huge because the AI for the CX market is only in the beginning.

It’s the first inning and it’s a very competitive market and we want to be able to be in the best position we can to win in this great opportunity that is ahead of us. What happened yesterday is that we had the largest private equity investor in technology in the world. It’s basically agreed to invest $2 billion in Verint and put and endorse our CX automation vision and strategy and market leadership.

As you all know, Thoma Bravo has been acquiring many different software companies over the years, leaders in their respective segments. They had opportunities to acquire many different companies including the CCaaS companies but they were very interested in Verint. We started the dialogue some time ago which eventually ended up with a decision they made to invest $2 billion in our strategy. I believe that having the access to capital that Thoma Bravo brings to us will be important for us to take the company to the next level and compete not only with our legacy competitor but also with many new competitors that are coming into the AI market.

So it is an endorsement of our strategy. It’s a testament of the success that all of us together are working for many years to bring the platform to market and to get the market to understand the difference in our capabilities and our ability to create value and deliver strong AI business outcomes for our customers. All that now culminated into this point where we are going to cease to be a public company and in a few months we expect the deal to close, and we will become a private company.

Thoma Bravo will continue to invest in Verint to ensure that the $2 billion investment they made will be successful and I look forward to partner with Thoma Bravo to bring Verint to the next level. The deal was announced yesterday. We did a press release.

We have started to communicate with many of our customers and partners, and we generally got very positive feedback. We will share some of that feedback in a second and I would like to say that also generally from our employees there are lots of questions. I’m going to answer a few in a few minutes but generally I see excitement about taking Verint to the next level.

So let’s go to the next slide. I would like to share some of the feedback from Wall Street. Obviously, we have Wall Street analysts that have been tracking Verint and reporting on our progress, and I believe that some of the quotes that I’m going to share here suggest that this is being received well by the overall market.

So here’s a quote first from Needham. We believe that transaction validates Verint product strategy put in place several years ago to capture the emerging AI bot opportunity for contact center use cases. So this is exactly the way we see, you know, very good to see that an analyst has been recognizing that we’ve put in place something early, it’s working and it’s time to take the company to the next level.

Another comment, another quote from Wedbush. We believe this is a validation moment for Verint to partner with one of the most prestigious private equity firms in the world which further validates the company’s CX platform and opportunity ahead as AI ARR now represents 50% of the company total ARR. Two quotes I believe that exactly in line with the way we think about the strategic rationale of how we can take the success we had so far and build a company and take it to the future and be even more successful.

Let’s go to the next slide and look at some of the questions we got since yesterday. So one very common question was the announcement mentioned Verint combining with Calabrio. What does that mean?

So Calabrio is an existing company owned by Toma Bravo already so they have an asset in the space. I think most of you know that Calabrio has a WFM product and a QM product and they’re focused on mid-market and through partners, through resellers. So the intent after we close the deal which again will be expected this year before the end of the year, after we close the deal Thoma Bravo, intend to combine Verint and Calabrio into a stronger and larger scale company with complementary capabilities.

As we know Verint is very strong with large enterprise customers. We’re the leading brands to delivering not just WFM and QM but we have a very large portfolio today in our platform with more than 50 bots and AI embedded in all our solutions. So we’ll combine the strengths of Verint with the strengths of Calabrio at the mid-market and with resellers.

So that will create a stronger player that can compete with so many competitors that we now have in our space. The second question is what does this mean for Verint customers? It simply means that Verint is now going to be capable to continue to invest in delivering to customers new AI capabilities.

We know that innovation is critical. We know that AI is accelerating the pace of innovation. We’re coming now quarterly with very exciting new capabilities.

We’re going to unveil at Engage in a couple weeks a few more bots that are extremely innovative and differentiated. So this all means that customers who are used to Verint innovating at a faster pace should be expecting us to innovate even faster with access to capital as we need to grow the company. What does this mean for the Verint product roadmap?

Again, we are very proud of our product portfolio. It’s broad. It’s across many parts of the many workflows within CX and it’s all in one platform. We continue to innovate across the entire platform and we can assure our customers that our roadmap will only get accelerated by what we announced yesterday.

Generally very positive for customers. Same for partners. I already spoke to several of our largest partners.

They see this as very positive. They would definitely benefit from the technology that we bring to our partners so they can deliver their solutions together with Verint and they see the announcement yesterday generally is very positive. I have to say that we are just at the beginning.

We only announced it yesterday. We are now answering questions to employees and there will be a more detailed FAQ for employees covering many many different questions that will be available today and that we will communicate more and more with our customers and partners over the next few days and provide with a very detailed FAQ also to our sales force so they can answer customer questions and I expect customers and partners to see this as very positive in terms of their future relationship with Verint. Let’s go next slide. Okay, I’d like to dedicate now some time for questions that are more related to us as an employees and the changes that this strategic move is bringing to us.

The first question that came obviously yesterday for many employees is what are those changes will be? What are the changes? Are we going to change the name of the company and the brand?

Are we going to change the management team? Dan, what are you going to do as our CEO and so on? Obviously, any change and what we did yesterday becoming a private company is a major change.

We’ll bring more changes down the road. There’s no question about it. We have not discussed with Thoma Bravo any changes.

All the discussion that led to their investment was helping Thoma Bravo to understand what we do and whether they should make the investment and obviously the decision was yes and we signed the agreement. We are planning to start right away this week to discuss how we’re going to take the company forward. We’ll make those decisions between signing and closing.

We’re not going to wait until the deal closes. We’ll continue to run the company as a public company until it closes but we will plan and design changes over the next several months and these are all going to be in the spirit of again they put two billion dollars behind the company and they want this company to grow faster and be successful and we will discuss what changes do make sense at the point in time where we will cease to be a public company and become a private company. Bottom line, I can tell you that as it will become clear what we need to change, what we want to change, we will continue to be transparent and share that with all of you. There were many questions about benefits and equity and so on.

There will be an FAQ that will be provided today that will start to deal with all these questions and again the customer facing FAQ will be prepared and ready tomorrow. Meanwhile, I’ll just address a couple of important questions or urgent questions. Are we still hiring?

The answer is yes. We continue to run the business for growth and we hire consistent with our plans. What happens to our pay and benefits?

So we have negotiated and agreed in the merger agreement that all the existing pay and benefits plan will continue undisrupted. Of course, over time, I expect Thoma Bravo to offer employees new plans that will be consistent with what they offer to their portfolio companies and they have many of the largest tech companies in the world are owned by Thoma Bravo, so they have a lot of experience in this area. But this is down the road at some point in time, but we are at this point continuing with all the pay and benefits uninterrupted until some point in the future we’ll discuss different things.

And last question I’ll address is important to understand given the regulatory approval of this deal. So what happened yesterday is that we signed the merger agreement. We now need this to be approved by the regulator, antitrust specifically.

This is going to be required in several countries, not just in the US. And of course, Calabrio, while not a strong competitor, as I mentioned before, they are a mid-market partner-focused company, but they are in our space, and the deal is subject to antitrust regulatory approval. So until the time that we close and until the time that it’s clear how we’re going to come together with Calabrio, we continue as usual, which is we are two separate vendors that are operating in the CX space.

So there’s no... Please don’t reach out to anyone you know in Calabrio and start to discuss anything. Definitely not customers or any kind of Verint-confidential information.

Just maintain business as usual. And as we create the plan going forward, and after we close the deal and announce that we closed the deal, obviously we’ll start to connect people from Calabrio and Verint in different tracks to plan for the future. So I hope I answered some of the questions.

I know there are many more that came yesterday and more will continue to come. Some will be already answered later today with an FAQ that we’ll post on our portal, but we know that there will be more coming. We intend to keep the communications open and there’ll be a rolling thunder of updating our FAQ. And of course, if you don’t find an answer in the FAQ, just talk to your manager or talk to HR.

You may have a particular situation that we did not address and I’m sure we can answer each and every one of your questions. So in summary, this is just the beginning of a new phase for Verint. I look forward to make Verint even stronger.

I look forward to win in the CX automation market. I believe that our strategy, which is providing value to our customers, using AI to create strong and fast AI business outcomes, this strategy resonates extremely well with customers. This is what they need.

We all know that CCaaS is important, but it’s infrastructure and the value is not in telephony. The value is AI-powered solutions that automate workflows and help our customers not only to control the costs, the labor costs, but also to increase revenue and to improve customer satisfaction. And I believe that Verint will emerge stronger with becoming private and having access to any amount of capital that will be needed in order to win in this space and become the CX automation category leader.

With that, I will conclude my presentation today and I look forward to continue to discuss the future. Thank you.

Operator:

Thank you to all of our speakers and thank you all in the audience for joining us today. With that, our call is concluded and you may now disconnect.

Global Town Hall Verint Agrees to Be Acquired by Thoma Bravo for $2 Billion Aug. 26, 2025 © 2025 Verint Systems Inc. All marks referenced herein are trademarks, registered or otherwise, of Verint Systems Inc. © 2025 Verint Systems Inc. All Rights Reserved Worldwide. (“Verint”), its subsidiaries, or its respective licensor owners. All Rights Reserved Worldwide.

Press Release Highlights § Endorsement of Verint’s CX Automation vision and leadership § We are in the early stages of the CX Automation market § This is a $2 billion investment in growth © 2025 Verint Systems Inc. All marks referenced herein are trademarks, registered or otherwise, of Verint Systems Inc. © 2025 Verint Systems Inc. All Rights Reserved Worldwide. (“Verint”), its subsidiaries, or its respective licensor owners. All Rights Reserved Worldwide.

Wall Street Reaction “We believe the transaction validates Verint's product strategy put in place several years ago to capture the emerging AI bot opportunity for contact center use cases built off their extensive data library.” – Josh Reilly, Needham, 8/25/25 “We believe this is a validation moment for VRNT to partner with one of the most prestigious private equity firms in the world which further validates the company's CX platform and opportunity ahead as AI ARR now represents ~50% of the company's total ARR.” – Dan Ives, Wedbush, 8/25/25 © 2025 Verint Systems Inc. All marks referenced herein are trademarks, registered or otherwise, of Verint Systems Inc. © 2025 Verint Systems Inc. All Rights Reserved Worldwide. (“Verint”), its subsidiaries, or its respective licensor owners. All Rights Reserved Worldwide.

Frequently Asked Questions Sample questions we’ve received so far… § The announcement mentioned Verint combining with Calabrio – what does that mean? § What does this mean for Verint customers? § What does this mean for the Verint product roadmap? § What does this mean for Verint partners? © 2025 Verint Systems Inc. All marks referenced herein are trademarks, registered or otherwise, of Verint Systems Inc. © 2025 Verint Systems Inc. All Rights Reserved Worldwide. (“Verint”), its subsidiaries, or its respective licensor owners. All Rights Reserved Worldwide.

Frequently Asked Questions Sample questions we’ve received so far… § Who will be the CEO and management team the combined company? § Do we know if there will be any changes to naming or branding? § When will we get a customer facing FAQ? § Are we still hiring? § Will our pay or benefits change? § Can we talk to our counterparts at Calabrio? Additional questions will be answered over time © 2025 Verint Systems Inc. All marks referenced herein are trademarks, registered or otherwise, of Verint Systems Inc. © 2025 Verint Systems Inc. All Rights Reserved Worldwide. (“Verint”), its subsidiaries, or its respective licensor owners. All Rights Reserved Worldwide.

Forward Looking Statements This communication contains and the other filings and press releases of Verint Systems Inc. may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward- looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s current beliefs, as well as assumptions made by, and information currently available to, Verint, all of which are subject to change. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Verint’s business and the price of its common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain regulatory approvals; (iii) the failure to obtain stockholder approval of the proposed transaction; (iv) the occurrence of any fact, event, change, development or circumstance that could give rise to the termination of the transaction agreement, including in circumstances requiring Verint to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on Verint’s business relationships, operating results and business generally; (vi) risks that the proposed transaction disrupts Verint’s current plans and operations; (vii) Verint’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, in light of the proposed transaction; (viii) risks related to the diversion of management’s attention from Verint’s ongoing business operations; (ix) unexpected costs, charges or expenses resulting from the proposed transaction; (x) the ability of Calabrio to obtain financing for the proposed transaction; (xi) potential litigation relating to the proposed transaction that could be instituted against the parties to the transaction agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xii) continued availability of capital and financing and rating agency actions; (xiii) certain restrictions during the pendency of the proposed transaction that may impact Verint’s ability to pursue certain business opportunities or strategic transactions; and (xiv) other risks described in Verint’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Verint’s Annual Report on Form 10-K filed with the SEC on March 26, 2025 and subsequent filings. No list or discussion of risks or uncertainties should be considered a complete statement of all potential risks and uncertainties. Unlisted or unknown factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the proposed transaction and/or Verint’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. Verint undertakes no obligation to provide revisions or updates to any forward-looking statements, whether as a result of new information, future events or otherwise, should circumstances change, except as otherwise required by law. © 2025 Verint Systems Inc. All marks referenced herein are trademarks, registered or otherwise, of Verint Systems Inc. © 2025 Verint Systems Inc. All Rights Reserved Worldwide. (“Verint”), its subsidiaries, or its respective licensor owners. All Rights Reserved Worldwide.

Other Legal Disclaimers Additional Information and Where to Find It This communication may be deemed to be solicitation material in respect of the transaction between Verint Systems Inc., Calabrio Inc. and Viking Merger Sub, Inc. Verint expects to announce a special meeting of stockholders as soon as practicable to obtain stockholder approval of the proposed transaction. In connection with the transaction, Verint intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. INVESTORS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Verint with the SEC at the SEC’s website at www.sec.gov, at Verint’s website at www.verint.com or by sending a written request to Verint in care of the Corporate Secretary, at Verint Systems Inc., 225 Broadhollow Road, Melville, New York 11747. Participants in the Solicitation The directors and executive officers of Verint, and other persons, may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Verint’s directors and executive officers is available in Verint’s definitive proxy statement filed with the SEC on May 8, 2025 in connection with Verint’s 2025 annual meeting of stockholders. This document can be obtained free of charge from the sources indicated above. Other information regarding persons who may be deemed participants in the solicitation of proxies and a description of their interests, by security holdings or otherwise, will be included in the proxy statement relating to the transaction (when available) and other relevant materials to be filed with the SEC. © 2025 Verint Systems Inc. All marks referenced herein are trademarks, registered or otherwise, of Verint Systems Inc. © 2025 Verint Systems Inc. All Rights Reserved Worldwide. (“Verint”), its subsidiaries, or its respective licensor owners. All Rights Reserved Worldwide.

Forward-Looking Statements

This communication contains and the other filings and press releases of Verint Systems Inc. may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s current beliefs, as well as assumptions made by, and information currently available to, Verint, all of which are subject to change. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Verint’s business and the price of its common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain regulatory approvals; (iii) the failure to obtain stockholder approval of the proposed transaction; (iv) the occurrence of any fact, event, change, development or circumstance that could give rise to the termination of the transaction agreement, including in circumstances requiring Verint to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on Verint’s business relationships, operating results and business generally; (vi) risks that the proposed transaction disrupts Verint’s current plans and operations; (vii) Verint’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, in light of the proposed transaction; (viii) risks related to the diversion of management’s attention from Verint’s ongoing business operations; (ix) unexpected costs, charges or expenses resulting from the proposed transaction; (x) the ability of Calabrio to obtain financing for the proposed transaction; (xi) potential litigation relating to the proposed transaction that could be instituted against the parties to the transaction agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xii) continued availability of capital and financing and rating agency actions; (xiii) certain restrictions during the pendency of the proposed transaction that may impact Verint’s ability to pursue certain business opportunities or strategic transactions; and (xiv) other risks described in Verint’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Verint’s Annual Report on Form 10-K filed with the SEC on March 26, 2025 and subsequent filings. No list or discussion of risks or uncertainties should be considered a complete statement of all potential risks and uncertainties. Unlisted or unknown factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the proposed transaction and/or Verint’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. Verint undertakes no obligation to provide revisions or updates to any forward-looking statements, whether as a result of new information, future events or otherwise, should circumstances change, except as otherwise required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the transaction between Verint Systems Inc., Calabrio Inc. and Viking Merger Sub, Inc. Verint expects to announce a special meeting of stockholders as soon as practicable to obtain stockholder approval of the proposed transaction. In connection with the transaction, Verint intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. INVESTORS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Verint with the SEC at the SEC’s website at www.sec.gov, at Verint’s website at www.verint.com or by sending a written request to Verint in care of the Corporate Secretary, at Verint Systems Inc., 225 Broadhollow Road, Melville, New York 11747.

Participants in the Solicitation

The directors and executive officers of Verint, and other persons, may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Verint’s directors and executive officers is available in Verint’s definitive proxy statement filed with the SEC on May 8, 2025 in connection with Verint’s 2025 annual meeting of stockholders. This document can be obtained free of charge from the sources indicated above. Other information regarding persons who may be deemed participants in the solicitation of proxies and a description of their interests, by security holdings or otherwise, will be included in the proxy statement relating to the transaction (when available) and other relevant materials to be filed with the SEC.